Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-195980) pertaining to the Waste Management, Inc. 2014 Stock Incentive Plan and the Waste Management, Inc. 2023 Stock Incentive Plan of our reports dated February 7, 2023, with respect to the consolidated financial statements of Waste Management, Inc. and the effectiveness of internal control over financial reporting of Waste Management, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 16, 2023